Exhibit 10(a)

Form of Performance Share Award Agreement for Grants on or after January 26, 2021

Brackets identify provisions that may vary depending on the particular grant, grant recipient, and/or other relevant factor.

WELLS FARGO & COMPANY
LONG-TERM INCENTIVE COMPENSATION PLAN
PERFORMANCE SHARE AWARD AGREEMENT

Grant Date: [applicable date]

1.Award. Wells Fargo & Company (the “Company”) has awarded you Performance Shares to provide an incentive for you to remain in the employment of the Company or an Affiliate and provide valuable services to the Company or an Affiliate. The target number of Performance Shares (“Target Award Number”) awarded you is identified as the “Total Granted” on the acknowledgement screen for your grant on this website. The Target Award Number is subject to upward and downward adjustments based on Company performance during the [performance period] (the “Performance Period”) as set forth on Exhibit A. The “Final Award Number” is the number of Performance Shares awarded to you under this Award Agreement after adjusting the Target Award Number in accordance with Exhibit A. This Award Agreement also grants Performance Shares with respect to dividend equivalents as provided in paragraph 5. Each Performance Share entitles you to receive one share of Wells Fargo & Company common stock ("Common Stock") contingent upon earning such Performance Share based on the Company performance criteria set forth on Exhibit A, vesting as set forth in paragraph 2 and subject to the other terms and conditions set forth in the Company’s Long‑Term Incentive Compensation Plan, as may be amended from time to time (the “Plan”) and this Award Agreement, including but not limited to the Clawback Policy (defined below) and other terms of paragraph 3, Exhibits A and B hereto and the attached Wells Fargo Agreement Regarding Trade Secrets, Confidential Information, Non-Solicitation and Assignment of Inventions.
2.Vesting. Except as otherwise provided in this Award Agreement, the Final Award Number of Performance Shares will vest on the Determination Date as set forth on Exhibit A (“Determination Date”), subject to the Clawback Policy and other terms of paragraph 3. Shares of Common Stock will be issued to you or, in case of your death, your Beneficiary determined in accordance with the Plan. You will have no rights as a stockholder of the Company with respect to your Performance Shares (including any Performance Shares with respect to dividend equivalents as provided below) until settlement. However, you may be entitled to dividend equivalents as set forth in paragraph 5. Except as otherwise provided in the Plan or this Award Agreement, vested Performance Shares will be settled and distributed in shares of Common Stock on or after the Determination Date and no later than [applicable date] (the “Settlement Date”). You acknowledge that your transactions in any shares of Common Stock you may acquire pursuant to this Award are subject to your compliance with the Company’s Personal Trading Policy, including with respect to certain blackout trading restrictions and preclearance requirements, to the extent applicable to you.
3.Clawback Policy. The Award is fully conditioned on and subject to the Performance Conditions (as defined in the Clawback Policy) to vesting and the other clawback, forfeiture and cancellation provisions described in the Wells Fargo & Company Clawback and Forfeiture Policy attached hereto as Exhibit C, as it may be amended from time to time (the “Clawback Policy”). The Award is also subject to any other applicable reduction, recoupment, “malus” or “clawback” policies, practices or provisions of the Company and its Affiliates, as in effect from time to time, and any applicable reduction, recoupment, malus or clawback requirements imposed under laws, rules and regulations.
4.Termination.
(a)If prior to [end of Performance Period] you (i) cease to be an Employee due to your death or (ii) die after the occurrence of an event described in paragraph 4(b), 4(c), or 4(d), and in the case of paragraph 4(d), you have satisfied the vesting conditions therein through your date of death, then the Target Award Number of Performance Shares under this Award Agreement after giving effect to any Net Operating Loss adjustments determined in accordance with Exhibit A for any years in the Performance Period completed prior to the year in which you die (and any Performance Shares with respect to dividend equivalents as provided below) will immediately vest upon the date of your death and will be distributed to your Beneficiary in shares of Common Stock between the date of your death and December 31 of the year following the year in which you die, notwithstanding the settlement provisions of paragraphs 4(b), 4(c) or 4(d), if applicable.

If you cease to be an Employee due to your death on or after [end of Performance Period] and prior to the Determination Date, the Final Award Number of Performance Shares under this Award Agreement (and any Performance Shares with respect to dividend equivalents as provided below) will vest upon the Determination Date and will be distributed to your Beneficiary on the Settlement Date. Notwithstanding the foregoing, if by the applicable last payment date set forth herein your Beneficiary has not presented evidence deemed satisfactory by the Company to allow transfer of the shares of Common Stock to the Beneficiary under applicable laws, the Company may treat all Performance Shares awarded hereby as forfeited, in which case the Company shall have no obligation to issue shares of Common Stock or benefits in lieu of such shares to your Beneficiary and shall have no liability therefor.
(b)If prior to the Determination Date you have an involuntary Separation from Service due to (i) application of the Company’s Extended Absence Policy to you in connection with a Disability, (ii) your displacement and receipt of an immediate lump sum severance benefit, placement on a Salary Continuation Leave of Absence or placement on another leave of absence which will result in your receipt of a severance benefit in connection with that leave, or (iii) the Company or an Affiliate entering into a corporate transaction with another company (the “buyer”) (including a transaction where the buyer acquires all or any portion of the assets, stock or operations of the Company or Affiliate) and pursuant to the terms of the transaction you are continuing in employment with the buyer after completion of the transaction, then the Final Award Number of Performance Shares under this Award Agreement (and any Performance Shares with respect to dividend equivalents as provided below) will vest upon the Determination Date and will be distributed to you in shares of Common Stock on the Settlement Date, subject to the Clawback Policy and the other terms of paragraph 3 above, the restrictions in paragraph 8 and the stock ownership requirements in paragraph 9 below. For purposes of this Award, the term “Separation from Service” is determined by the Company in accordance with Section 409A (as defined in paragraph 12 below) and in accordance with the definition set forth on Exhibit B to this Award Agreement, which definition is incorporated by reference herein. For purposes of this Award, the term “Disability” is defined as set forth on Exhibit B to this Award Agreement, which definition is incorporated by reference herein.
(c)If prior to the Determination Date, the Affiliate that employs you incurs a Change in Control and you continue employment with the buyer immediately after the Change in Control, then the Final Award Number of Performance Shares under this Award Agreement (and any Performance Shares with respect to dividend equivalents as provided below) will continue to vest upon the Determination Date and will be distributed to you in shares of Common Stock on the Settlement Date, subject to the Clawback Policy and the other terms of paragraph 3 above, the restrictions in paragraph 8 and the stock ownership requirements in paragraph 9 below. For purposes of this Award, the term “Change in Control” is defined as set forth on Exhibit B to this Award Agreement, which definition is incorporated by reference herein.
(d)If prior to the Determination Date you have a Separation from Service for a reason other than Cause and you have satisfied the definition of Retirement [under the Plan] [(as defined below)] on your Separation from Service date or you satisfy the definition of Retirement following your Separation from Service date at the end of an approved leave of absence not to exceed six months, the Final Award Number of Performance Shares under this Award Agreement (and any Performance Shares with respect to dividend equivalents as provided below) will continue to vest upon the Determination Date and will be distributed to you in shares of Common Stock on the Settlement Date subject to the Clawback Policy and the other terms of paragraph 3 above, the restrictions in paragraph 8 and the stock ownership requirements in paragraph 9 below, and provided that beginning immediately after you cease to be an Employee and continuing until the Determination Date you satisfy each of the following conditions (“vesting conditions”): (i) you comply with the terms of the attached Wells Fargo Agreement Regarding Trade Secrets, Confidential Information, Non-Solicitation and Assignment of Inventions, which agreement is incorporated by reference herein, (ii) you do not express any derogatory or damaging statements about the Company or any Affiliate, the management or the board of directors of the Company or any Affiliate, the products, services or the business condition of the Company or any Affiliate in any public way or to anyone who could make those statements public, and (iii) to the fullest extent enforceable under the applicable state law, you do not perform services as an officer, director, employee, consultant or otherwise for any business which is in competition with any line of business of the Company or any Affiliate for which you had executive responsibilities while you were employed by the Company or any Affiliate (including predecessors thereof) and which does business in any location in the geographic footprint of the Company or any Affiliate in which you had executive responsibilities. For purposes of this Award, the term “Cause” is defined as set forth on Exhibit B to this Award Agreement, which definition is incorporated by reference herein. [For purposes of this Award, the term “Retirement” is defined as termination of employment after reaching (i) age 55 with five completed years of service or (ii) such more favorable treatment as may apply based on the practices of the Company in effect from time to time.]
Notwithstanding the foregoing, nothing contained in this Award Agreement prohibits or restricts you (or your attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission, the Financial Industry

Regulatory Authority, the National Labor Relations Board, the Equal Employment Opportunity Commission, or any self-regulatory organization or governmental authority charged with the enforcement of any laws.
(e)If prior to the Determination Date you incur a Separation from Service other than for a reason described in paragraph 4(a), 4(b), 4(c) or 4(d), any then unvested Performance Shares awarded hereby (including any Performance Shares with respect to dividend equivalents as provided below) will immediately terminate without notice to you and will be forfeited. For avoidance of doubt, a “Separation from Service other than as described in paragraph 4(a), 4(b), 4(c) or 4(d)” includes, without limitation, a voluntary Separation from Service that does not constitute a Retirement and an involuntary Separation from Service for Cause.
5.Dividend Equivalents. During the period beginning on the Grant Date and ending on the Settlement Date for the Performance Shares or the date the Performance Shares are forfeited, whichever occurs first, if the Company pays a dividend on the Common Stock, you will automatically receive, as of the payment date for such dividend, dividend equivalents in the form of additional Performance Shares based on the amount or number of shares that would have been paid on the Final Award Number of Performance Shares (or the NOL Adjusted Target Award Number of Performance Shares as applicable under paragraphs 4(a), 4(b), 4(c) and 4(d)) had they been issued and outstanding shares of Common Stock as of the record date and, if a cash dividend, the closing price of the Common Stock on the New York Stock Exchange as of the dividend payment date. You will also automatically receive dividend equivalents with respect to such additional Performance Shares, to be determined in the same manner. Performance Shares granted with respect to dividend equivalents will be subject to the same vesting schedule and other terms and conditions as the underlying Performance Shares, including the Company’s right of recoupment or forfeiture, and will be distributed in shares of Common Stock when, and if, the underlying Performance Shares are settled and distributed.
6.Tax Withholding. The Company will withhold from the number of shares of Common Stock otherwise issuable hereunder (including with respect to dividend equivalents) a number of shares necessary to satisfy any and all applicable federal, state, local and foreign tax withholding obligations and employment-related tax requirements (“Tax-Related Items”). In addition, the Company (or your employer, if different) will withhold from your compensation any and all applicable Tax-Related Items in the event all or a portion of the Performance Shares are treated as taxable prior to or other than on the vesting date set forth in paragraph 2 above and the number of shares of Common Stock otherwise issuable (if any) is insufficient to satisfy such Tax-Related Items withholding obligations. Finally, you shall pay to the Company (or your employer, if different) any amount of Tax-Related Items that the Company or your employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock if you fail to comply with your obligations in connection with the Tax-Related Items.
7.Nontransferable. Unless the Committee provides otherwise, (i) no rights under this Award will be assignable or transferable, and neither you nor your Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under this Award, and (ii) the rights and the benefits of this Award may be exercised and received during your lifetime only by you or your legal representative.
8.Other Restrictions; Amendment. The grant of the Award and issuance of Common Stock hereunder is subject to compliance by the Company, its Affiliates and you with all legal and regulatory requirements applicable thereto, including compliance with the requirements of 12 C.F.R. Part 359, orders issued under 12 U.S.C. § 1818(b) (together with any agreements related thereto, “orders”) and tax withholding obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. For the avoidance of doubt, regulatory approval under Part 359 or any orders to which the Company is a party may be required for the issuance of Common Stock hereunder in certain circumstances, and the Company cannot provide any assurance that it will be able to request such approval in accordance with the requirements of Part 359 or any applicable order or that any requested approval will be received. Subject to paragraphs 12 and 13 below, the Committee or its delegate may, in its sole discretion and without your consent, reduce, delay vesting, modify, revoke, cancel, impose additional conditions and restrictions on or recover all or a portion of this Award if the Committee or its delegate deems it necessary or advisable to comply with, or to promote or facilitate compliance with, applicable laws, rules and regulations or as required under any procedures or policies implemented by the Company in furtherance of such legal or regulatory compliance.
9.Stock Ownership Policy. If you are an Executive Officer of the Company or a member of its Operating Committee, as a condition to receiving this Award, you agree that you are subject to the Company’s stock ownership policy, as may be amended from time to time, and that as a result, you may be required to hold, including after your Retirement, all or a portion of any shares of Common Stock issued to you pursuant to this Award in order to achieve compliance with such stock ownership policy.

10.Additional Provisions. This Award Agreement is subject to the provisions of the Plan. Capitalized terms not defined in this Award Agreement or by reference to another document are used as defined in the Plan. If the Plan and this Award Agreement conflict, the provisions of the Plan will govern. Interpretations of the Plan and this Award Agreement by the Committee are binding on you and the Company.
11.No Employment Agreement. Neither the award to you of the Performance Shares nor the delivery to you of this Award Agreement or any other document relating to the Performance Shares will confer on you the right to continued employment with the Company or any Affiliate. You understand that your employment with the Company or any Affiliate is “at will” and nothing in this document changes, alters or modifies your “at will” status or your obligation to comply with all policies, procedures and rules of the Company, as they may be adopted or amended from time to time.
12.Section 409A. This Award is intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations or other binding guidance thereunder (“Section 409A”). Accordingly, all provisions included in this Award Agreement, or incorporated by reference, will be interpreted and administered in accordance with that intent. If any provision of the Plan or this Award Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict; provided, however, that the Company makes no representation that the Award is exempt from or complies with Section 409A and makes no undertaking to preclude Section 409A from applying to the Award. The Company will have no liability to you or to any other party if the Award or payment of the Award that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Committee with respect thereto.
13.Six-month Delay. Notwithstanding any provision of the Plan or this Award Agreement to the contrary, if, upon your Separation from Service for any reason, the Company determines that you are a “Specified Employee” for purposes of Section 409A and in accordance with the definition set forth on Exhibit B to this Award Agreement, which definition is incorporated by reference herein, your Performance Shares, if subject to settlement upon your Separation from Service and if required pursuant to Section 409A, will not settle before the date that is the first business day following the six-month anniversary of such Separation from Service, or, if earlier, upon your death.
14.No Fractional Shares. The number of Performance Shares to be distributed to you under this Award Agreement will be rounded down to the nearest whole share.
15.Severability and Judicial Modification. If any provision of this Award Agreement is held to be invalid or unenforceable under pertinent state law or otherwise or the Company elects not to enforce any such provision, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from this Award Agreement and all other provisions shall remain valid and enforceable.
16.Applicable Law. This Award Agreement and the award of Performance Shares evidenced hereby will be governed by, and construed in accordance with the laws of the state of Delaware (without regard to its choice-of-law provisions), except to the extent Federal law would apply.
17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in adverse accounting expense to the Company, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.Electronic Delivery and Acceptance. The Company is electronically delivering documents related to current or future participation in the Plan and is requesting your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through the current plan administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.
19.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including Exhibits A and B attached hereto) constitute the entire agreement of the parties with respect to the Award and supersede in their entirety all prior proposals, undertakings and agreements, written or oral, and all other communications between you and the Company with respect to the Award.

[insert requirement to acknowledge and accept grant terms]

WELLS FARGO & COMPANY
LONG-TERM INCENTIVE COMPENSATION PLAN
PERFORMANCE SHARE AWARD AGREEMENT

Exhibit A to Performance Share Award Agreement

This Exhibit A sets forth the manner in which the Final Award Number will be determined.

Definitions

Capitalized terms used but not defined herein (including, but not limited to, Return on Tangible Common Equity) shall have the same meanings assigned to them in the Plan and the Award Agreement. In addition, the following terms used in the text of this Exhibit A shall have the meanings set forth below:

“Average Return on Tangible Common Equity” means the sum of the Company’s Return on Tangible Common Equity for each of the 12-month periods ending [applicable dates during the Performance Period], which sum is then divided by [applicable divisor], rounded to two decimals.

“Final Award Number Percentage” means the “Final Award Number Percentage” determined in accordance with the Determination of Final Award Number section of this Exhibit A.

“Financial Performance Group Companies” means, in addition to the Company, the companies listed below, provided that if, during the Performance Period, one or more of such companies shall merge, engage in a spin-off, or its existence or primary businesses shall terminate or cease due to receivership, bankruptcy, sale, or otherwise, then the Committee may eliminate such company as a Financial Performance Group Company or make such other equitable adjustments, such as adding an acquirer or a new company to the list of Financial Performance Group Companies, as it deems appropriate.

[Financial Performance Group Companies]

“Net Operating Loss” means for any year in the Performance Period, that the Company reports a net loss in the Company's consolidated financial statements, and a net loss continues to exist after eliminating the effect of the following items, each determined based on generally accepted accounting principles: (1) losses resulting from discontinued operations; (2) the cumulative effect of changes in generally accepted accounting principles; and (3) any other unusual or infrequent loss which is separately identified and quantified.

“Return on Tangible Common Equity” (ROTCE) means the net income of the Company as reported in its consolidated financial statements on an annualized basis less dividends accrued on outstanding preferred stock, divided by the Company’s average total equity less preferred equity, noncontrolling interests, goodwill, certain identifiable intangible assets (other than mortgage servicing rights) and goodwill and other intangibles on nonmarketable equity securities, net of applicable deferred taxes, as may be adjusted by the Committee, in its discretion, for the effect of (i) losses resulting from discontinued operations, (ii) the cumulative effect of significant changes in generally accepted accounting principles, and (iii) any other unusual or infrequently occurring gain or loss which is separately identified and quantified.

“Company Total Stockholder Return Ranking” means the rank of the Company’s Total Stockholder Return relative to the Total Stockholder Return achieved by each of the other Financial Performance Group Companies.

“Total Stockholder Return” means for each of the Financial Performance Group Companies (a)(i) the company’s average closing price of a share of common stock (as reported in such reliable source as determined by the Committee, in its sole discretion) over the [applicable period], plus the value of any dividends declared on such common stock in respect of an [applicable date] occurring during the Performance Period, as adjusted assuming such dividends were reinvested in shares of common stock of the Company on such [applicable date], minus (ii) the Company’s average closing price of a share of common stock (as reported in such reliable source as determined by the Committee, in its sole discretion) over the [applicable period] plus the value of any dividends declared on such common stock in respect of an [applicable date] occurring during such [applicable period] (“Base Price”), divided by (b) the Base Price (in each case, with such adjustments as are appropriate, in the judgment of the Committee in its sole discretion, to equitably calculate Total Stockholder Return in light of any stock splits, reverse stock splits, stock dividends, and other extraordinary transactions or other changes in the capital structure of the company, as applicable).

Determination of Final Award Number

Net Operating Loss Adjustments. If the Company incurs a Net Operating Loss for any year in the Performance Period, the Target Award Number will be reduced by [applicable percentage] for each such year, effective upon certification by the Committee of a Net Operating Loss for such year. The Target Award Number after giving effect to any such Net Operating Loss adjustment is referred to herein as the “NOL Adjusted Target Award Number.” If the Company does not incur a Net Operating Loss in any year in the Performance Period, your NOL Adjusted Target Award Number will be the same as your Target Award Number.

Absolute ROTCE Performance. As set forth in the table below, the Final Award Number of Performance Shares will be determined by (A) first, multiplying (i) the Final Award Number Percentage (rounded to the nearest whole percent and rounding up any half percentage point result), determined using linear interpolation within the applicable Company Average Return on Tangible Common Equity range by (ii) your NOL Adjusted Target Award and (B) second, making any adjustments to the number calculated in accordance with “A” of this Section, “Absolute ROTCE Performance,” within the Committee’s discretion, as set forth below.

Company Average ROTCE	Final Award Number Percentage	Final Award Number of Performance Share
[applicable ROTCE range]	[applicable %]	[applicable %] x NOL Adjusted Target Award Number
[applicable ROTCE range]	[applicable %]	[applicable %] x NOL Adjusted Target Award Number
[applicable ROTCE range]	[applicable %]	[applicable %] x NOL Adjusted Target Award Number
[applicable ROTCE range]	[applicable %]	[applicable %] x NOL Adjusted Target Award Number
In the event that the Company’s Average Return on Tangible Common Equity is [applicable ROTCE range], the Committee will, in its discretion, determine the Final Award Number Percentage, between [applicable percentage range]. However, in no event shall the Final Award Number Percentage be greater than [applicable percentage] nor shall the Final Award Number of Performance Shares be greater than [applicable percentage] of the NOL Adjusted Target Award Number.

The Committee may, in its discretion, make positive or negative adjustments to the number calculated in accordance with “A” of this section, “Absolute ROTCE Performance,” as it deems equitable and appropriate, to exclude the effect of, or give appropriate effect to, the following types of events or matters with respect to the Company occurring after the Grant Date: (1) economic and market factors (e.g., changes in interest rates, disruptions in capital markets) affecting the Company or its consolidated financial statements; (2) changes in accounting standards, principles, practices or policies, including the interpretation or application thereof, or in tax or other laws, rules, or regulations; (3) progress on risk and control work and regulatory commitments; (4) expenses related to restructuring and remediation, and for investments related to the risk and control environment; or (5) other similar events, matters or changed circumstances.

TSR Governor. If the Final Award Number Percentage is above [applicable percentage], but the Company Total Stockholder Return Ranking is at or below the median Total Stockholder Return ranking when compared to the Total Stockholder Returns of the other Financial Performance Group Companies, the Final Award Number Percentage shall be reduced to [applicable percentage] and the Final Award Number of Performance Shares shall be [applicable percentage] of the NOL Adjusted Target Award Number.

Dividend Equivalents. As provided in paragraph 5, you will be entitled to receive Performance Shares with respect to dividend equivalents on the Final Award Number (or the Target Award Number, as applicable, and as may be adjusted under paragraphs 4(a), 4(b), 4(c) and 4(d)) to determine the total number of Performance Shares that will be distributed to you upon settlement.

[Exclusion. In determining the Company Average Return on Tangible Common Equity and Net Operating Loss for purposes of determining the Final Award Number of Performance Shares the impact of any penalties or other charges related to litigation, investigations or examinations arising out of retail sales practices of the Company or arising out of other material regulatory matters related to conduct of the Company, in each case during periods prior to your commencement of employment with the Company will be excluded.]

Committee Determination

The Committee shall determine the Final Award Number of Performance Shares after the end of the Performance Period and not later than [applicable date]. The date the Committee makes such determination is referred to in this Award Agreement as the "Determination Date."

The Committee shall make all determinations in calculating the Final Award Number of Performance Shares and the Committee’s determination shall be binding.

WELLS FARGO & COMPANY
LONG-TERM INCENTIVE COMPENSATION PLAN
PERFORMANCE SHARE AWARD AGREEMENT

Exhibit B to Performance Share Award Agreement

Cause

“Cause” means (1) the continued failure by you to substantially perform your duties; (2) your conviction of a crime involving dishonesty or breach of trust, conviction of a felony, or commission of any act that makes you ineligible for coverage under the Company's fidelity bond or otherwise makes you ineligible for continued employment; or (3) your violation of the Company’s policies, including but not limited to Wells Fargo’s Code of Ethics and Business Conduct (or the Code applicable to your line of business), Anti-Bribery and Corruption Policy, Information Security Policies, and Risk Management Accountability Policy. For the avoidance of doubt, an event or conduct constituting Cause could take place before or after your termination of employment.
Change in Control
“Change in Control” means a change in the ownership or effective control of the Company or the Affiliate that employs you, or in the ownership of a substantial portion of the assets of the Company or the Affiliate that employs you within the meaning of Treas. Reg. Section 1.409A-3(i)(5) as determined by the Company.
Disability
You will be considered to have a “Disability” if you are (1) receiving income replacement benefits for a period of not less than three months under the Company’s or an Affiliate’s long-term disability plan as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) determined by the Social Security Administration to be eligible for social security disability benefits.
Separation from Service
A “Separation from Service” occurs upon your death, [retirement] [Retirement (as defined in paragraph 4(d) above] or other termination of employment or other event that qualifies as a “separation from service” under Internal Revenue Code Section 409A and the applicable regulations thereunder as in effect from time to time. The Company shall determine in each case when a Separation from Service has occurred, which determination shall be made in a manner consistent with Treasury Regulation Section 1.409A-1(h). The Company shall determine that a Separation from Service has occurred as of a certain date when the facts and circumstances indicate that the Company (or an Affiliate, if applicable) and you reasonably anticipate that, after that date, you will render no further services, or your level of bona fide services (either as an employee or independent contractor) will permanently decrease to a level that is 20% or less than the average level of your bona fide services (either as an employee or independent contractor) previously in effect for you over the immediately preceding 36-month period (or your entire period of service, if you have been providing services for less than 36 months).

The following presumptions shall also apply to all such determinations:
(1) Transfers. A Separation from Service has not occurred upon your transfer of employment from the Company to an Affiliate or vice versa, or from an Affiliate to another Affiliate.
(2) Medical leave of absence. Where you have a medical leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, and you have not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the earlier of: (A) the first day on which you would not be considered “disabled” under any disability policy of the Company or Affiliate under which you are then receiving a benefit; or (B) the first day on which your medical leave of absence period exceeds 29 months.
(3) Military leave of absence. Where you have a military leave of absence, and you have not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the day next following the last day on which you are entitled to reemployment rights under USERRA.

(4) Salary continuation leave. A Separation from Service has occurred on the first day of your salary continuation leave taken under the Company’s Salary Continuation Pay Plan.

(5) Other leaves of absence. In the event that you are on a bona fide leave of absence, not otherwise described in this definition, from which you have not returned to employment with the Company or an Affiliate, your Separation from Service has occurred on the first day on which your leave of absence period exceeds six months or, if earlier, upon your termination of employment (provided that such termination of employment constitutes a Separation from Service in accordance with the last sentence of the first paragraph of this definition).

(6) Asset purchase transaction. If, in connection with the sale or other disposition of substantial assets (such as a division or substantially all assets of a trade or business) of the Company or an Affiliate to an unrelated buyer, you become an employee of the buyer or an affiliate of the buyer upon the closing of or in connection with such transaction, a Separation from Service has not occurred if the Company and the buyer have specified that such transaction will not, with respect to any individual affected by such transaction who becomes an employee of the buyer or an affiliate, be considered a “separation from service” under Treasury Regulation Section 1.409A-1(h), and such specification meets the requirements of Treasury Regulation Section 1.409A-1(h)(4).

Specified Employee

A “Specified Employee” means an individual who at any time during the applicable identification period is:

(1) one of the top 50 most highly compensated officers in the Controlled Group with a title of Senior Vice President or above (where the “Controlled Group” includes the Company and its controlled group members); or

(2) a member of the Wells Fargo Operating Committee or the Wells Fargo Management Committee Review Group; or

(3) a "key employee" under Internal Revenue Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Internal Revenue Code Section 416(i)(5)).

For purposes of applying Internal Revenue Code Section 409A, the “identification period” is the 12-month period ending each December 31. Any person described in (1), (2) or (3) above during an identification period shall be treated as a Specified Employee for the entire 12-month period beginning on the following April 1.

Notwithstanding the above, in the event of a corporate transaction to which the Company or an Affiliate is a party, the Company may, in its discretion, establish a method for determining Specified Employees pursuant to Treasury Regulation Section 1.409A-1(i)(6).

WELLS FARGO & COMPANY
LONG-TERM INCENTIVE COMPENSATION PLAN
PERFORMANCE SHARE AWARD AGREEMENT

Exhibit C to Performance Share Award Agreement

WELLS FARGO & COMPANY
Clawback and Forfeiture Policy

Effective as of January 1, 2021, this Clawback and Forfeiture Policy (the “Policy”) of Wells Fargo & Company (”Wells Fargo”), as adopted by Wells Fargo’s Board of Directors, is as follows.

1.Definitions. For purposes of this Policy the following terms shall have the meanings set forth below:

1.1“Affiliate” has the meaning set forth in the Wells Fargo & Company Long Term Incentive Compensation Plan.
1.2“Award” means any specific award of Incentive Compensation.
1.3“Board” means the Board of Directors of Wells Fargo.
1.4“Cause” means (1) the continued failure by the employee to substantially perform his/her duties; (2) conviction of a crime involving dishonesty or breach of trust, conviction of a felony, or commission of any act that makes the employee ineligible for coverage under the Company's fidelity bond or otherwise makes the employee ineligible for continued employment; (3) the employee’s violation of the Company’s policies including but not limited to Wells Fargo’s Code of Ethics and Business Conduct (or the Code applicable to the employee’s line of business), Anti-Bribery and Corruption Policy, Information Security Policies, and Risk Management Accountability Policy; or (4) the employee’s breach of confidentiality or restrictive covenants entered into between the employee and the Company. For the avoidance of doubt, an event or conduct constituting Cause could arise, or be discovered by the Company, before or after the employee’s termination of employment.
1.5“Committee” means the Human Resources Committee of the Board or such other committee as designated by the Board.
1.6“Company” means Wells Fargo, a Delaware corporation, and its Affiliates.
1.7“Covered Employee(s) in Management” or “CEM(s)” means an employee who has been designated as a CEM by the Company based on his or her role, responsibilities, or activities, in each case under criteria established by the Company from time to time.
1.8“Executive Officer” means any executive officer as designated by the Board to be subject to Section 16 of the Securities Exchange Act of 1934, as amended.
1.9“Incentive Compensation” means all incentives, whether paid in cash or in equity that are awarded, granted, earned, vested or paid to an employee.
1.10“Performance Conditions” has the meaning set forth in Section 2.2 of the Policy.
1.11“Performance Share” has the meaning set forth in the Wells Fargo & Company Long-Term Incentive Compensation Plan.

2.Authority to Claw back, Cancel, or Forfeit Incentive Compensation. The Committee shall be authorized to claw back, cancel, or forfeit Incentive Compensation from employees, including former employees of the Company, to the extent permitted by applicable law, in the following circumstances:

2.1Short-Term Cash-Based Incentive Compensation. The Committee may claw back of all or part of short-term cash-based Incentive Compensation (“cash incentive”) previously paid to a CEM to the extent that:

a)The amount of the cash incentive was based upon the achievement of certain financial results that were subsequently reduced due to a financial restatement (public restatement) or was based upon one or more materially inaccurate performance metrics; or

b)The CEM engaged in willful misconduct or gross negligence that caused material financial or reputational harm to the Company.

2.2Long-Term Incentive Compensation. The Committee may (1) claw back all or a portion of any previously vested or paid long-term Award; or (2) cause a performance adjustment, including the forfeiture or cancellation, of all or a portion of any unpaid or unvested long-term Award, if the Committee, or such other designee as referenced above, determines, in its discretion, that any one of the following “Performance Conditions” has occurred:

a)The employee engages in: (1) misconduct or commits an error that, in each case, causes material financial or reputational harm to the Company or to the employee’s business group; or (2) for purposes of a cancellation or forfeiture (but not for clawback), any conduct that constitutes Cause;

b)The amount of the Award was based upon the achievement of certain financial results that were subsequently reduced due to a financial restatement (public restatement) or was based upon one or more materially inaccurate performance metrics;

c)In connection with the employee’s job responsibilities, (1) failure through willful misconduct or gross negligence of the employee, including in a supervisory capacity, to identify, escalate, monitor, or manage, in a timely manner risks material to the Company or to the employee’s business group in accordance with Company policies and procedures (as applicable) or (2) the Company or the employee’s business group suffers a material failure of risk management; or

d)For purposes of unpaid or unvested Performance Share Awards only, failure of the employee, based on his or her role and responsibility, to achieve progress on resolving outstanding consent orders and/or other regulatory matters in accordance with commitments made by the Company.

The Committee may consider any factors it determines necessary or appropriate in determining whether any of the aforementioned conditions apply and in determining whether a clawback or a performance adjustment, including forfeiture or cancellation, is appropriate and the amount thereof based on the particular facts and circumstances. All determinations by the Committee will be final and binding.

In addition, the Company may dismiss the employee, authorize legal action, or take such other action to enforce the employee’s obligations to the Company as the Company may deem appropriate based on the particular facts and circumstances. The Company in determining the appropriate action, may but shall not be required to take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Company’s power to determine the appropriate remedial action with respect to the employee is in addition to, and not in replacement of, remedies imposed by such third party entities.

3.Method of Clawback. The Committee, in its discretion, shall determine whether the Company shall effect a clawback (subject to applicable law) by (a) seeking repayment from the employee, (b) reducing the amount that would otherwise be payable to the employee under any compensation, bonus, incentive, equity or other benefit plan, agreement, policy or arrangement maintained by the Company, (c) canceling any unpaid or unvested Incentive Compensation previously awarded to the employee, (d) withholding compensation including grants of compensatory or equity awards, that otherwise would have been paid or made in accordance with the Company's compensation practices, commitments, or decisions, or (e) any combination of the foregoing.

4.Performance Year(s) Subject to Clawback or Forfeiture. The requirements of this Policy shall apply to (a) the most recent Incentive Compensation that has been vested and/or paid, so long as such payment(s) have taken place within five years from when the Committee approves a clawback; and (b) all unvested and/or unpaid Incentive Compensation.

5.Delegation of Authority. Any power of the Committee under this Policy may be exercised, except with respect to Executive Officers, by a duly authorized delegate of the Committee.

6.Interpretation.

6.1The Committee has full authority to make determinations regarding the interpretation of the provisions of this Policy.
6.2This Policy is applicable to all Incentive Compensation awarded or granted beginning January 1, 2021.
6.3In the event of any conflict between the terms of this Policy and the terms of any Company plan, agreement, policy or arrangement under which Incentive Compensation has been granted or awarded, the terms of this Policy shall prevail.
6.4In the event that any provision of this Policy or any part hereof is found invalid, the remainder of this Policy will be binding on the parties hereto and will be construed as if the invalid provision or part thereof had been deleted from this Policy.
6.5This Policy shall not apply to employees categorized as Identified Staff who are subject to the Malus and Clawback Policy for Identified Staff Team Members. “Identified Staff” means individuals who have been classified as identified staff for the purposes of the remuneration codes of the UK Financial Conduct Authority, the remuneration rules of the UK Prudential Regulation Authority, the Investment Firms Prudential Rules of the UK Financial Conduct Authority, the EU Capital Requirements Directive, the EU Alternative Investment Fund Managers Directive, the EU Undertakings for Collective Investment in Transferable Securities Directive, the EU Investment Firms Directive, or any associated directives, regulations and implementing legislation, rules or guidance, in each case as amended or replaced from time to time.
6.6To the extent Section 409A of the Internal Revenue Code is applicable to any Award, this Policy does not authorize any offset or substitution that would not comply with such Section.

7.Amendment or Termination. The Board or the Committee shall have the right to amend or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company. Notwithstanding the authority of the Board or the Committee to amend this Policy, Wells Fargo’s Chief Human Resources Officer or the Head of Total Rewards, or such equivalent title, may amend the Policy to incorporate administrative revisions.

Wells Fargo Agreement Regarding Trade Secrets,
Confidential Information, Non-Solicitation and Assignment of Inventions

I. Introduction
In consideration for the Performance Share Award granted to me by Wells Fargo & Company on [insert date], on the terms and conditions contained in the Performance Share Award Agreement (“Performance Share Award Agreement”), I acknowledge that the nature of my employment with and performance of services for Wells Fargo & Company and its affiliates (the “Company”) permits me to have access to certain of its trade secrets and confidential and proprietary information and that such information is, and shall always remain, the sole property of the Company. Any unauthorized disclosure or use of this information would be wrongful and would cause the Company irreparable harm. I also acknowledge that if in the course of my employment I develop Inventions (as defined herein), I agree that the property rights of such inventions belong to the Company and agree to assist, as may be necessary, with the assignment of these Inventions to the Company. Therefore, I agree as follows:
II. Confidential Information
During the course of my employment I will acquire knowledge of the Company’s Confidential Information. The Company’s Confidential Information includes the following:

Trade Secrets: “Trade Secrets” shall be defined under the Uniform Trade Secrets Act (the “UTSA”), as may be amended from time to time. If the UTSA is not recognized by a state or jurisdiction that is interpreting this agreement, “Trade Secrets” is defined as information, including a formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Proprietary Information:
•The names, address, and contact information of the Company’s customers and prospective customers, as well as any other personal or financial information relating to any customer or prospect, including, without limitation, account numbers, balances, portfolios, maturity and/or expiration or renewal dates, loans, policies, investment activities, purchasing practices, insurance, annuity policies and objectives;

•Any information concerning the Company’s operations, including without limitation, information related to its methods, services, pricing, costs, margins and mark ups, finances, practices, strategies, business plans, agreements, decision-making, systems, technology, policies, procedures, marketing, sales, techniques, agent information, and processes; and

•Any other proprietary and/or confidential information relating to the Company’s customers, products, services, sales, technologies, or business affairs.

Company Records: The records, documents, files and archives of the Company and include, but are not limited to, original, duplicated, computerized, memorized, handwritten or any other form of information, whether contained in materials provided to me by the Company, or by any institution acquired by the Company, or compiled by me in any form or manner including information in documents or electronic devices, such as software, flowcharts, graphs, spreadsheets, resource manuals, videotapes, calendars, day timers, planners, rolodexes, or telephone directories maintained in personal computers, laptop computers, personal digital assistants or any other device.

Personnel Records: Personal information about Company employees contained in the Company’s records and to which access is restricted and granted only for purposes of performing and evaluating job duties.

Confidential Information: “Confidential Information” includes (comprises) Trade Secrets, Proprietary Information, Company Records and Personnel Records.

I understand that my obligation to maintain the confidentiality of all Confidential Information continues at all times during and after my employment. Confidential Information does not become any less confidential or proprietary to the Company because I may commit some of it to memory or because I may otherwise maintain this information outside of the Company’s offices.

I agree that any Confidential Information of the Company is to be used by me solely and exclusively for the purpose of conducting business on behalf of the Company. I am expected to keep such Confidential Information confidential and not to divulge, use or disclose this information except for that purpose. If I resign or am terminated from my employment for any reason, I agree to immediately return to the Company all Company Records and Confidential Information, including information maintained by me in my office, outside of the office, in personal electronic devices, and in any format or storage system.

Notwithstanding the foregoing, I understand that nothing contained in this Agreement prohibits or restricts me (or my attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the National Labor Relations Board, the Equal Employment Opportunity Commission, or any self-regulatory organization or governmental authority charged with the enforcement of any laws.

III. Non-Solicitation of Company’s Employees and Customers
I agree that for the period beginning on my termination date with the Company through the greater of (i) the period beginning on my termination date through the Determination Date as defined in the Performance Share Award Agreement or (ii) the one-year period following my termination date (“the Non-Solicitation Period”), I will not do any of the following, either directly or indirectly or through associates, agents, or employees:

a. to the fullest extent enforceable under the applicable state law, solicit, recruit or induce the solicitation or recruitment of any employee or consultant of the Company for the purpose of encouraging that employee or consultant to leave the Company’s employ or sever an agreement for services; or

b. to the fullest extent enforceable under the applicable state law, solicit, participate in or induce the solicitation of any of the Company's clients, customers, or prospective customers with whom I had Material Contact and/or regarding whom I received Confidential Information, for the purpose of providing products or services (“Competitive Products/Services”). “Material Contact” means interaction between me and the customer, client or prospective customer within one (1) year prior to my Separation of Service (as defined in the Performance Award Agreement) which takes place to manage, service or further the business relationship.

This limitation is not intended to limit the Company’s right to prevent misappropriation of its Confidential Information beyond the Non-Solicitation Period.

IV. Assignment of Inventions

I agree to disclose to the Company promptly in writing complete information regarding all Inventions that I make, conceive or first reduce to practice (alone or in conjunction with others) during my employment with the Company. For the purposes of this Assignment, the term “Invention” means any invention, discovery, design, formula, modification, improvement, new idea, business method, process, algorithm, software program, know how or trade secret, or other work or concept, whether recorded in a written document, electronically or not recorded at all and whether or not copyrightable or patentable.

The categories of Inventions that are subject to this assignment are: (1) all Inventions that relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company whether or not I made, conceived or first reduced the Inventions to practice during normal working hours; and (2) all Inventions involving the use of any time, material, information, or facility of the Company.

I acknowledge and agree that all Inventions and all worldwide intellectual property rights therein are owned by the Company. All intellectual property rights in the Inventions shall vest in the Company on the date such Inventions are created, conceived, reduced to practice, actually or constructively, or reduced to a tangible medium of expression, whichever occurs first. Without limiting the foregoing, I agree that if any Inventions are copyrightable and fall within the definition of a “work made for hire” as defined in 17 U.S.C. §101 and §201(b), such Inventions will be considered “works made for hire” and all copyrights and copyright registrations related to such copyrightable Inventions will be the sole and exclusive property of the Company. If, and to the extent that, all intellectual property rights in any Inventions do not vest in the Company, I hereby irrevocably grant and assign, and agree to assign, to the Company without reservation, all of my worldwide ownership rights, title and interest in and to all Inventions and all present and future intellectual property rights in such Inventions, and irrevocably waive all moral rights in, and other intellectual property rights to, all Inventions.

By entering into this Assignment, I understand that I am not conveying any rights in Inventions I may have made, conceived or first reduced to practice before my employment with the Company (“Prior Inventions”). If I claim ownership in any Prior Inventions, I have identified and provided a non-confidential description of each such Prior Invention in the space provided below (and on additional pages as necessary):

I further agree, without charge and at the Company’s expense, to give the Company all assistance it reasonably requires to evidence, establish, maintain, perfect, protect, and use the rights to the Inventions I have assigned to it. In particular, but without limitation, I agree to sign all documents, supply all information, and provide all written or oral testimony that the Company may deem necessary or desirable to: (i) transfer or record the transfer of my entire right, title, and interest in the assigned Inventions; (ii) enable the Company to obtain patent protection for such Inventions anywhere in the world; and (iii) protect and enforce Company’s rights in the Inventions and the intellectual property rights therein. Notwithstanding the foregoing, I hereby irrevocably appoint Wells Fargo as attorney in fact (coupled with an interest) to execute any such documents.

V. Defend Trade Secrets Act Notice
I acknowledge and agree that nothing in this Agreement is intended to discourage or restrict me from reporting any theft of Trade Secrets pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law. The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of Trade Secrets, so long as any such disclosure is made either (A) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (B) under seal in a complaint or other document filed in a lawsuit or other proceeding. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

VI. Employment At Will
I understand that my employment with the Company is “at will” which means; (1) the Company and I both have the right to terminate my employment at any time, with or without advance notice and with or without cause and, (2) the Company has the right to change policies and terms and conditions of my employment at any time. I also understand that nothing in this Agreement changes, alters or modifies my “at will” status or my obligation to comply with all policies, procedures and rules of the Company, as they may be adopted or amended from time to time. My employment at will status may not be changed except in writing, signed by me and an officer of the Company at the level of executive vice president or higher, authorized by the senior Human Resource Manager for my business group.

VII. Injunctive Relief & Damages
Recognizing the irreparable nature of the injury that could be done by my violation of this Agreement and that money damages alone would be inadequate compensation to the Company, it is agreed that any violation of this Agreement by me should be the proper subject for immediate injunctive relief, specific performance and other equitable relief which shall be in addition to and not in lieu of any other remedies and damages to the Company may recover.

VIII. Partial Invalidity
If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be modified, that provision shall be severed from the Agreement and all other provisions shall remain valid and enforceable.

IX. Choice of Law/Integration/Survival
This Agreement and any dispute, controversy or claim which arises under or relates in any way to it shall be governed by the law of the state where the incident(s) giving rise to the dispute or claim arose. This Agreement supersedes any prior written or verbal agreements pertaining to the subject matter herein, and is intended to be a final expression of our Agreement with respect only to the terms contained herein. There may be no modification of this Agreement except in writing signed by me and an executive officer of the Company. This Agreement shall survive my employment by the Company, inure to the benefit of successors and assigns of the Company, and is binding upon my heirs and legal representatives.

Acknowledgement

I acknowledge that I have read, understand, and received a copy of this Agreement, and will abide by its terms.

[Name of Executive] Date

End of Form of Performance Share Award Agreement

For Grants on or after January 26, 2021

Form of Restricted Share Rights Award Agreement for Grants on or after January 26, 2021

Brackets identify provisions that may vary depending on the particular grant, grant recipient, and/or other relevant factor
.
WELLS FARGO & COMPANY
LONG-TERM INCENTIVE COMPENSATION PLAN
RESTRICTED SHARE RIGHTS AWARD AGREEMENT

Grant Date: [applicable date]

1.Award. To encourage your continued employment with the Company or any Affiliate and to motivate you to help the Company increase stockholder value over the long term, Wells Fargo & Company (the “Company”) has awarded you the number of Restricted Share Rights as set forth on the acknowledgement screen for your grant on this website (the “Award”). Each Restricted Share Right entitles you to receive one share of Wells Fargo & Company common stock ("Common Stock") contingent upon vesting and subject to the other terms and conditions set forth in the Company’s Long‑Term Incentive Compensation Plan, as may be amended from time to time (the “Plan”) and this Award Agreement.
2.Vesting. Except as otherwise provided in this Award Agreement, and subject to the Company’s right to recoup or forfeit all or any portion of this Award and other conditions as provided in this Award Agreement, including but not limited to the Clawback Policy (defined below) and other terms of paragraph 3, the Restricted Share Rights will vest and be settled according to the following schedule: [vesting schedule]
Shares of Common Stock in settlement of the Restricted Share Rights will be issued to you or, in case of your death, your Beneficiary determined in accordance with the Plan. Although you may receive dividend equivalents as provided below, you will have no rights as a stockholder of the Company with respect to your Restricted Share Rights until settlement. Upon vesting, each Restricted Share Right will be settled and distributed as one share of Common Stock except as otherwise provided in the Plan or this Award Agreement, subject to the Clawback Policy and the other terms of paragraph 3 and the restrictions in paragraphs 8 and 9 below. You acknowledge that your transactions in any shares of Common Stock you may acquire pursuant to this Award are subject to your compliance with the Company’s Personal Trading Policy, including with respect to certain blackout trading restrictions and preclearance requirements, to the extent applicable to you.
3.Clawback Policy. The Award is fully conditioned on and subject to the Performance Conditions (as defined in the Clawback Policy) to vesting and the other clawback, forfeiture and cancellation provisions described in the Wells Fargo & Company Clawback and Forfeiture Policy attached hereto as Exhibit [A] [B], as it may be amended from time to time (the “Clawback Policy”). The Award is also subject to any other applicable reduction, recoupment, “malus” or “clawback” policies, practices or provisions of the Company and its Affiliates, as in effect from time to time, and any applicable reduction, recoupment, malus or clawback requirements imposed under laws, rules and regulations.
4.Termination.
(a)If you cease to be an Employee due to your death, any then unvested Restricted Share Rights awarded hereby (including any Restricted Share Rights granted with respect to dividend equivalents as provided below) will immediately vest upon your date of death and will be settled and distributed to your Beneficiary in shares of Common Stock between the date of your death and December 31 of the year following the year in which you die. Notwithstanding the foregoing, if by the last date set forth herein your Beneficiary has not presented evidence deemed satisfactory by the Company to allow transfer of the shares of Common Stock to the Beneficiary under applicable laws, the Company may treat all unvested Restricted Share Rights as forfeited, in which case the Company shall have no obligation to issue shares of Common Stock or benefits in lieu of such shares to your Beneficiary and shall have no liability therefor.
(b)If you incur an involuntary [Separation from Service] [termination of employment] as a result of one of the following:
(1) application of the Company’s Extended Absence Policy to you in connection with a Disability,
(2) your displacement and receipt of an immediate lump sum severance benefit, placement on a Salary Continuation Leave of Absence or placement on another leave of absence which will result in your receipt of a severance benefit in connection with that leave, or

(3) the Company or an Affiliate entering into a corporate transaction with another company (the “buyer”) (including a transaction where the buyer acquires all or any portion of the assets, stock or operations of the Company or Affiliate) and pursuant to the terms of the transaction you are continuing in employment with the buyer after completion of the corporate transaction, any then unvested Restricted Share Rights awarded hereby (including any Restricted Share Rights granted with respect to dividend equivalents as provided below) will immediately vest and will be settled and distributed to you in shares of Common Stock within 70 days from your [Separation from Service] [termination of employment], subject to the Clawback Policy and the other terms of paragraph 3 above, the restrictions in paragraphs 8 and 9 below [and the stock ownership requirements in paragraph 13 below]. [For purposes of the foregoing, your termination of employment shall be deemed to occur on the first day of your Salary Continuation Leave of Absence or other applicable leave of absence under paragraph 4(b)(2) above.]
[For purposes of this Award, you will be considered to have a “Disability” if you are (1) receiving income replacement benefits for a period of not less than three months under the Company’s or an Affiliate’s long term disability plan as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) determined by the Social Security Administration to be eligible for social security disability benefits.] [The definitions of the terms “Separation from Service” (which is determined by the Company in accordance with Section 409A (as defined in paragraph 11 below)) and “Disability” are set forth on Exhibit A to this Award Agreement, which definitions are incorporated by reference herein.]
(c) [If you have a Separation from Service that is not addressed in paragraph 3(b) above for a reason other than Cause and you satisfy the definition of Retirement [under the Plan] [(defined below)] on your Separation from Service date or you satisfy the definition of Retirement following your Separation from Service date at the end of an approved leave of absence not to exceed six months, any then unvested Restricted Share Rights awarded hereby (including any Restricted Share Rights granted with respect to dividend equivalents as provided below) will continue to vest and be settled upon the scheduled vesting date as set forth in paragraph 2 above, subject to the Clawback Policy and the other terms of paragraph 3 above, the restrictions in paragraphs 8 and 9 and the stock ownership requirements in paragraph 13 below, provided that beginning immediately after you cease to be an Employee and continuing until the last vesting date upon which all Restricted Share Rights granted hereunder shall become vested, to the fullest extent enforceable under applicable state law, you do not perform services as an officer, director, employee, consultant or otherwise for any business which is in competition with any line of business of the Company or any Affiliate for which you performed your responsibilities while you were employed by the Company or any Affiliate (including predecessors thereof) and which does business in any location in the geographic footprint of the Company or any Affiliate for which you performed your responsibilities (the “vesting condition”). [For purposes of this Award, the term “Retirement” is defined as termination of employment after reaching (i) age 55 with five completed years of service or (ii) such more favorable treatment as may apply based on the practices of the Company in effect from time to time.] Notwithstanding the foregoing, if you die following Retirement and have satisfied the vesting condition set forth above through your date of death, subject to the limitations set forth in paragraph 4(a), any then unvested Restricted Share Rights will vest immediately upon your date of death and will be settled and distributed to your Beneficiary in shares of Common Stock between the date of your death and December 31 of the year following the year in which you die. The definition of the term “Cause” is set forth on Exhibit A to this Award Agreement, which definition is incorporated by reference herein.]
(d) If the Affiliate that employs you incurs a Change in Control and you continue employment with the buyer immediately after the Change in Control, any then unvested Restricted Share Rights awarded hereby (including any Restricted Share Rights granted with respect to dividend equivalents as provided below) will immediately vest and will be settled and distributed to you in shares of Common Stock within 70 days from the date the Change in Control occurred, subject to the Clawback Policy and the other terms of paragraph 3 above and the restrictions in paragraphs 8 and 9 below [and the stock ownership requirements in paragraph 13 below]. [Exhibit A to this Award Agreement sets forth the definition of the term “Change in Control,” which definition is incorporated in this Award Agreement by reference.] [“Change in Control” means a change in the ownership or effective control of the Company or the Affiliate that employs you, or in the ownership of a substantial portion of the assets of the Company or the Affiliate that employs you within the meaning of Treas. Reg. section 1.409A-3(i)(5) as determined by the Company.]
(e)If you [incur a Separation from Service] [terminate employment] other than for a reason described in paragraphs 4(a), (b), [or] (c)[, or (d)] above, any then unvested Restricted Share Rights awarded hereby (including any Restricted Share Rights granted with respect to dividend equivalents as provided below) will immediately terminate without notice to you and will be forfeited.

5.Dividend Equivalents. During the period beginning on the Grant Date and ending on the date the applicable Restricted Share Rights vest and are distributed, or are forfeited, whichever occurs first, if the Company pays a dividend on the Common Stock, you will automatically receive, as of the payment date for such dividend, dividend equivalents in the form of additional Restricted Share Rights based on the amount or number of shares that would have been paid on the Restricted Share Rights had they been issued and outstanding shares of Common Stock as of the record date and, if a cash dividend, the closing price of the Common Stock on the New York Stock Exchange as of the dividend payment date. You will also automatically receive dividend equivalents with respect to such additional Restricted Share Rights, to be granted in the same manner. Restricted Share Rights granted with respect to dividend equivalents will be subject to the same vesting schedule and other terms and conditions as the underlying Restricted Share Rights, including the Company’s right of recoupment or forfeiture, and will be distributed in shares of Common Stock when, and if, the underlying Restricted Share Rights are settled and distributed.
6.Tax Withholding. Regardless of any action the Company or an Affiliate which is your employer (the “Employer”) takes with respect to any or all income tax, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if technically due by the Company or the Employer (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount (if any) withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or settlement of the Restricted Share Rights, the issuance of shares of Common Stock upon settlement of the Restricted Share Rights, the subsequent sale of shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for such Tax-Related Items or to achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to the Company or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion and pursuant to such procedures as the Company may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from any wages or other cash compensation paid to you by the Company and/or the Employer; (2) withholding from proceeds of the sale of shares of Common Stock acquired upon vesting and settlement of the Restricted Share Rights either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (3) withholding in shares of Common Stock to be issued upon vesting and settlement of the Restricted Share Rights. Notwithstanding the foregoing, if you are subject to the short-swing profit rules of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company will withhold in shares of Common Stock upon the relevant tax withholding event, [except with respect to any Tax-Related Items required to be withheld prior to the vesting dates set forth in paragraph 2 which may be withheld from your wages or other cash compensation]. Only if withholding in shares of Common Stock is prevented by applicable law or has materially adverse accounting or tax consequences, may the Tax-Related Items withholding obligation for individuals subject to Section 16(b) of the Exchange Act be satisfied by one or a combination of methods (1) and (2) above.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. Anything to the contrary in this paragraph 6 notwithstanding, the Company or the Employer’s right to withhold any amounts payable pursuant to this Award to cover Tax-Related Items for any portion of the Award that is considered deferred compensation subject to Section 409A (as defined in paragraph 11 below) shall be limited to the minimum amount permitted to avoid a prohibited acceleration under Section 409A. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Share Rights, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.
7.Nontransferable. Unless the Committee provides otherwise, (i) no rights under this Award will be assignable or transferable, and neither you nor your Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under this Award, and (ii) the rights and the benefits of this Award may be exercised and received during your lifetime only by you or your legal representative.
8.Other Restrictions; Amendment. The grant of the Award and issuance of Common Stock hereunder is subject to compliance by the Company, its Affiliates and you with all legal and regulatory requirements applicable thereto, including compliance with the requirements of 12 C.F.R. Part 359, orders issued under 12 U.S.C. § 1818(b) (together with any agreements related thereto, “orders”) and tax withholding obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. For the avoidance of doubt, regulatory approval under Part 359 or any orders to which the Company is a party may be required for the issuance of Common Stock hereunder in certain circumstances, and the Company cannot provide any assurance that it will be able to request such approval in accordance with the requirements of Part 359 or any applicable order or that any requested approval will be received. Subject to [paragraph 11] [paragraphs 11 and 12] below, the Committee or its delegate may, in its sole discretion and without your consent, reduce, delay vesting, modify, revoke, cancel, impose additional conditions and restrictions on or recover all or a portion of this Award if the Committee or its delegate deems it necessary or advisable to comply with, or to promote or facilitate compliance with, applicable laws, rules and regulations or as required under any procedures or policies implemented by the Company in furtherance of such legal or regulatory compliance.
9.Restrictive Covenants. In consideration of the terms of this Award and your access to Confidential Information, you agree to the restrictive covenants and associated remedies as set forth below, which exist independently of and in addition to any obligation to which you are subject under the terms of the Wells Fargo Agreement Regarding Trade Secrets, Confidential Information, Non-Solicitation, And Assignment Of Inventions (the “TSA”):
(a)Trade Secrets and Confidential Information. During the course of your employment, you will acquire knowledge of the Company’s and/or any Affiliate’s (collectively “WFC”) Trade Secrets and other proprietary information relating to its business, business methods, personnel, and customers (collectively, “Confidential Information”). “Trade Secrets” means WFC’s confidential information, which has an economic value in being secret and which WFC has taken steps to keep secret and you understand and agree that Trade Secrets include, but are not limited to, confidentially maintained client and customer lists and information, and confidentially maintained prospective client and customer lists and information. You agree that Confidential Information of WFC is to be used solely and exclusively for the purpose of conducting business on behalf of WFC. You agree to keep such Confidential Information confidential and will not divulge, use or disclose this information except for that purpose. In addition, you agree that, both during and after your employment, you will not remove, share, disseminate or otherwise use WFC’s Trade Secrets to directly or indirectly solicit, participate in or induce the solicitation of any of WFC’s clients, customers, or prospective customers for the purpose of providing products or services that are in competition with WFC’s products or services. Notwithstanding the foregoing, nothing contained in this Award Agreement prohibits or restricts you (or your attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the National Labor Relations Board, the Equal Employment Opportunity Commission, or any self-regulatory organization or governmental authority charged with the enforcement of any laws.
(b)Assignment of Inventions. You acknowledge and agree that all inventions and all worldwide intellectual property rights that you make, conceive or first reduce to practice (alone or in conjunction with others) during your employment with WFC are owned by WFC that (1) relate at the time of conception or reduction to practice of the invention to WFC’s business, or actual or demonstrably anticipated research or development of WFC whether or not you made, conceived or first reduced the inventions to practice during normal working hours; and (2) involve the use of any time, material, information, or facility of WFC.
(c)Non-solicitation. If you are currently subject to a TSA, you shall continue to be bound by [the] applicable and enforceable terms of the TSA. You also agree to the below terms independently of, and in addition to, any obligation to which you are subject under the terms of the TSA. If you are not currently subject to a TSA, you agree to the following:
For a period of one year immediately following termination of your employment for any reason, you will not do any of the following, either directly or indirectly or through associates, agents, or employees:
i.to the fullest extent enforceable under the applicable state law, solicit, recruit or induce the solicitation or recruitment of any employee or consultant of WFC for the purpose of encouraging that employee or consultant to leave WFC’s employ or sever an agreement for services; or

ii.to the fullest extent enforceable under the applicable state law, solicit, participate in or induce the solicitation of any of WFC’s clients, customers, or prospective customers with whom you had Material Contact and/or regarding whom you received Confidential Information, for the purpose of providing products or services that are in competition with WFC’s products or services. "Material Contact" means interaction between you and the customer, client or prospective customer within one (1) year prior to your last day as a team member which takes place to manage, service or further the business relationship.
The one-year limitation is not intended to limit WFC’s right to prevent misappropriation of its Confidential Information beyond the one-year period.
(d)Violation of TSA or Restrictive Covenants. If you breach any of the terms of a TSA and/or the restrictive covenants above, all unvested Restricted Share Rights shall be immediately and irrevocably forfeited. For any Restricted Share Rights that vested within one (1) year prior to the termination of your employment with WFC or at any time after your termination, you shall be required to repay or otherwise reimburse WFC an amount having a value equal to the aggregate fair market value (determined as of the date of vesting) of such vested shares. This paragraph does not constitute the Company’s exclusive remedy for violation of your restrictive covenant obligations, and WFC may seek any additional legal or equitable remedy, including injunctive relief, for any such violation.
10.No Employment Agreement. Neither the award to you of the Restricted Share Rights nor the delivery to you of this Award Agreement or any other document relating to the Restricted Share Rights will confer on you the right to continued employment with the Company or any Affiliate. You understand that your employment with the Company or any Affiliate is “at will” and nothing in this document changes, alters or modifies your “at will” status or your obligation to comply with all policies, procedures and rules of the Company, as they may be adopted or amended from time to time.
11.Section 409A. This Award is intended to [comply with the requirements] [be exempt from] of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations or other binding guidance thereunder (“Section 409A”). Accordingly, all provisions included in this Award Agreement, or incorporated by reference, will be interpreted and administered in accordance with that intent. [Therefore, all Restricted Share Rights will be settled and distributed no later than March 1 of the year following the year when such Restricted Share Rights vest.] If any provision of the Plan or this Award Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict; provided, however, that the Company makes no representation that the Award is exempt from or complies with Section 409A and makes no undertaking to preclude Section 409A from applying to the Award. The Company will have no liability to you or to any other party if the Award or payment of the Award that is intended to be [compliant with] [exempt from] Section 409A is not so [compliant] [exempt] or for any action taken by the Committee with respect thereto.
12.[Six-month Delay. Notwithstanding any provision of the Plan or this Award Agreement to the contrary, if, upon your Separation from Service for any reason, the Company determines that you are a “Specified Employee” for purposes of Section 409A and in accordance with the definition set forth on Exhibit A to this Award Agreement, which definition is incorporated by reference herein, your Restricted Share Rights, if subject to settlement upon your Separation from Service and if required pursuant to Section 409A, will not settle before the date that is the first business day following the six-month anniversary of such Separation from Service, or, if earlier, upon your death.]
13.Stock Ownership Policy. If you are an Executive Officer of the Company or a member of its Operating Committee, as a condition to receiving this Award, you agree that you are subject to the Company’s stock ownership policy, as may be amended from time to time, and that as a result, you may be required to hold, including after your Retirement, all or a portion of any shares of Common Stock issued to you pursuant to this Award in order to achieve compliance with such stock ownership policy.
14.Severability and Judicial Modification. If any provision of this Award Agreement is held to be invalid or unenforceable under pertinent state law or otherwise or the Company elects not to enforce any such provision, including but not limited to paragraph 9(c)(ii), the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from this Award Agreement and all other provisions shall remain valid and enforceable.
15.Additional Provisions. This Award Agreement is subject to the provisions of the Plan. Capitalized terms not defined in this Award Agreement are used as defined in the Plan. If the Plan and this Award Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and this Award Agreement by the Committee are binding on you and the Company.

16.Applicable Law. This Award Agreement and the award of Restricted Share Rights evidenced hereby will be governed by, and construed in accordance with the laws of the state of Delaware (without regard to its choice-of-law provisions), except to the extent Federal law would apply.
17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in adverse accounting expense to the Company, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.Electronic Delivery and Acceptance. The Company is electronically delivering documents related to current or future participation in the Plan and is requesting your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through the current plan administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.
19.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement [(including Exhibit A attached hereto)] constitute the entire agreement of the parties with respect to the Award and supersede in their entirety all prior proposals, undertakings and agreements, written or oral, and all other communications between you and the Company with respect to the Award.

[insert requirement to acknowledge and accept grant terms]

[Exhibit A]
[Certain Definitions]
[Separation from Service

A Participant’s “Separation from Service” occurs upon his or her death, Retirement [(defined in paragraph 4(c) above)] or other termination of employment or other event that qualifies as a “separation from service” under Internal Revenue Code Section 409A and the applicable regulations thereunder as in effect from time to time. The Company shall determine in each case when a Participant’s Separation from Service has occurred, which determination shall be made in a manner consistent with Treasury Regulation Section 1.409A-1(h). The Company shall determine that a Separation from Service has occurred as of a certain date when the facts and circumstances indicate that the Company (or an Affiliate, if applicable) and the Participant reasonably anticipate that, after that date, the Participant will render no further services, or the Participant’s level of bona fide services (either as an employee or independent contractor) will permanently decrease to a level that is 20% or less than the average level of the Participant’s bona fide services (either as an employee or independent contractor) previously in effect for such Participant over the immediately preceding 36-month period (or the Participant’s entire period of service, if the Participant has been providing services for less than 36 months).

The following presumptions shall also apply to all such determinations:

(1) Transfers. A Separation from Service has not occurred upon the Participant’s transfer of employment from the Company to an Affiliate or vice versa, or from an Affiliate to another Affiliate.

(2) Medical leave of absence. Where the Participant has a medical leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, and he or she has not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the earlier of: (A) the first day on which the Participant would not be considered “disabled” under any disability policy of the Company or Affiliate under which the Participant is then receiving a benefit; or (B) the first day on which the Participant’s medical leave of absence period exceeds 29 months.

(3) Military leave of absence. Where the Participant has a military leave of absence, and he or she has not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the day next following the last day on which the Participant is entitled to reemployment rights under USERRA.

(4) Salary continuation leave. A Separation from Service has occurred on the first day of the Participant’s salary continuation leave taken under the Company’s Salary Continuation Pay Plan.

(5) Other leaves of absence. In the event that the Participant is on a bona fide leave of absence, not otherwise described in this definition, from which he or she has not returned to employment with the Company or an Affiliate, the Participant’s Separation from Service has occurred on the first day on which the Participant’s leave of absence period exceeds six months or, if earlier, upon the Participant’s termination of employment (provided that such termination of employment constitutes a Separation from Service in accordance with the last sentence of the first paragraph of this definition).

(6) Asset purchase transaction. If, in connection with the sale or other disposition of substantial assets (such as a division or substantially all assets of a trade or business) of the Company or an Affiliate to an unrelated buyer, the Participant becomes an employee of the buyer or an affiliate of the buyer upon the closing of or in connection with such transaction, a Separation from Service has not occurred if the Company and the buyer have specified that such transaction will not, with respect to any individual affected by such transaction who becomes an employee of the buyer or an affiliate, be considered a “separation from service” under Treasury Regulation Section 1.409A-1(h), and such specification meets the requirements of Treasury Regulation Section 1.409A-1(h)(4).]

[Specified Employee

A “Specified Employee” means an individual who at any time during the applicable identification period is:

(1) one of the top 50 most highly compensated officers in the Controlled Group with a title of Senior Vice President or above (where the “Controlled Group” includes the Company and its controlled group members); or

(2) a member of the Wells Fargo Operating Committee or the Wells Fargo Management Committee Review Group; or

(3) a "key employee" under Internal Revenue Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Internal Revenue Code Section 416(i)(5)).

For purposes of applying Internal Revenue Code Section 409A, the “identification period” is the 12-month period ending each December 31. Any person described in (1), (2) or (3) above during an identification period shall be treated as a Specified Employee for the entire 12-month period beginning on the following April 1.

Notwithstanding the above, in the event of a corporate transaction to which the Company or an Affiliate is a party, the Company may, in its discretion, establish a method for determining Specified Employees pursuant to Treasury Regulation Section 1.409A-1(i)(6).]

[Disability
You will be considered to have a “Disability” if you are (1) receiving income replacement benefits for a period of not less than three months under the Company’s or an Affiliate’s long-term disability plan as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) determined by the Social Security Administration to be eligible for social security disability benefits.]

[Cause
“Cause” means (1) the continued failure by you to substantially perform your duties; (2) your conviction of a crime involving dishonesty or breach of trust, conviction of a felony, or commission of any act that makes you ineligible for coverage under the Company's fidelity bond or otherwise makes you ineligible for continued employment; or (3) your violation of the Company’s policies, including but not limited to Wells Fargo’s Code of Ethics and Business Conduct (or the Code applicable to your line of business), Anti-Bribery and Corruption Policy, Information Security Policies, and Risk Management Accountability Policy. For the avoidance of doubt, an event or conduct constituting Cause could take place before or after your termination of employment.]

[Change in Control
“Change in Control” means a change in the ownership or effective control of the Company or the Affiliate that employs you, or in the ownership of a substantial portion of the assets of the Company or the Affiliate that employs you within the meaning of Treas. Reg. section 1.409A-3(i)(5) as determined by the Company.]

Exhibit [A] [B]

WELLS FARGO & COMPANY
Clawback and Forfeiture Policy

Effective as of January 1, 2021, this Clawback and Forfeiture Policy (the “Policy”) of Wells Fargo & Company (”Wells Fargo”), as adopted by Wells Fargo’s Board of Directors, is as follows.

1.Definitions. For purposes of this Policy the following terms shall have the meanings set forth below:

1.1“Affiliate” has the meaning set forth in the Wells Fargo & Company Long Term Incentive Compensation Plan.
1.2“Award” means any specific award of Incentive Compensation.
1.3“Board” means the Board of Directors of Wells Fargo.
1.4“Cause” means (1) the continued failure by the employee to substantially perform his/her duties; (2) conviction of a crime involving dishonesty or breach of trust, conviction of a felony, or commission of any act that makes the employee ineligible for coverage under the Company's fidelity bond or otherwise makes the employee ineligible for continued employment; (3) the employee’s violation of the Company’s policies including but not limited to Wells Fargo’s Code of Ethics and Business Conduct (or the Code applicable to the employee’s line of business), Anti-Bribery and Corruption Policy, Information Security Policies, and Risk Management Accountability Policy; or (4) the employee’s breach of confidentiality or restrictive covenants entered into between the employee and the Company. For the avoidance of doubt, an event or conduct constituting Cause could arise, or be discovered by the Company, before or after the employee’s termination of employment.
1.5“Committee” means the Human Resources Committee of the Board or such other committee as designated by the Board.
1.6“Company” means Wells Fargo, a Delaware corporation, and its Affiliates.
1.7“Covered Employee(s) in Management” or “CEM(s)” means an employee who has been designated as a CEM by the Company based on his or her role, responsibilities, or activities, in each case under criteria established by the Company from time to time.
1.8“Executive Officer” means any executive officer as designated by the Board to be subject to Section 16 of the Securities Exchange Act of 1934, as amended.
1.9“Incentive Compensation” means all incentives, whether paid in cash or in equity that are awarded, granted, earned, vested or paid to an employee.
1.10“Performance Conditions” has the meaning set forth in Section 2.2 of the Policy.
1.11“Performance Share” has the meaning set forth in the Wells Fargo & Company Long-Term Incentive Compensation Plan.

2.Authority to Claw back, Cancel, or Forfeit Incentive Compensation. The Committee shall be authorized to claw back, cancel, or forfeit Incentive Compensation from employees, including former employees of the Company, to the extent permitted by applicable law, in the following circumstances:

2.1Short-Term Cash-Based Incentive Compensation. The Committee may claw back of all or part of short-term cash-based Incentive Compensation (“cash incentive”) previously paid to a CEM to the extent that:

(c)The amount of the cash incentive was based upon the achievement of certain financial results that were subsequently reduced due to a financial restatement (public restatement) or was based upon one or more materially inaccurate performance metrics; or
(d)The CEM engaged in willful misconduct or gross negligence that caused material financial or reputational harm to the Company.
2.2Long-Term Incentive Compensation. The Committee may (1) claw back all or a portion of any previously vested or paid long-term Award; or (2) cause a performance adjustment, including the forfeiture or cancellation, of all or a portion of any unpaid or unvested long-term Award, if the Committee, or such other designee as referenced above, determines, in its discretion, that any one of the following “Performance Conditions” has occurred:
(e)The employee engages in: (1) misconduct or commits an error that, in each case, causes material financial or reputational harm to the Company or to the employee’s business group; or (2) for purposes of a cancellation or forfeiture (but not for clawback), any conduct that constitutes Cause;
(f)The amount of the Award was based upon the achievement of certain financial results that were subsequently reduced due to a financial restatement (public restatement) or was based upon one or more materially inaccurate performance metrics;
(g)In connection with the employee’s job responsibilities, (1) failure through willful misconduct or gross negligence of the employee, including in a supervisory capacity, to identify, escalate, monitor, or manage, in a timely manner risks material to the Company or to the employee’s business group in accordance with Company policies and procedures (as applicable) or (2) the Company or the employee’s business group suffers a material failure of risk management; or
(h)For purposes of unpaid or unvested Performance Share Awards only, failure of the employee, based on his or her role and responsibility, to achieve progress on resolving outstanding consent orders and/or other regulatory matters in accordance with commitments made by the Company.
The Committee may consider any factors it determines necessary or appropriate in determining whether any of the aforementioned conditions apply and in determining whether a clawback or a performance adjustment, including forfeiture or cancellation, is appropriate and the amount thereof based on the particular facts and circumstances. All determinations by the Committee will be final and binding.
In addition, the Company may dismiss the employee, authorize legal action, or take such other action to enforce the employee’s obligations to the Company as the Company may deem appropriate based on the particular facts and circumstances. The Company in determining the appropriate action, may but shall not be required to take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Company’s power to determine the appropriate remedial action with respect to the employee is in addition to, and not in replacement of, remedies imposed by such third party entities.
3.Method of Clawback. The Committee, in its discretion, shall determine whether the Company shall effect a clawback (subject to applicable law) by (a) seeking repayment from the employee, (b) reducing the amount that would otherwise be payable to the employee under any compensation, bonus, incentive, equity or other benefit plan, agreement, policy or arrangement maintained by the Company, (c) canceling any unpaid or unvested Incentive Compensation previously awarded to the employee, (d) withholding compensation including grants of compensatory or equity awards, that otherwise would have been paid or made in accordance with the Company's compensation practices, commitments, or decisions, or (e) any combination of the foregoing.

4.Performance Year(s) Subject to Clawback or Forfeiture. The requirements of this Policy shall apply to (a) the most recent Incentive Compensation that has been vested and/or paid, so long as such payment(s) have taken place within five years from when the Committee approves a clawback; and (b) all unvested and/or unpaid Incentive Compensation.

5.Delegation of Authority. Any power of the Committee under this Policy may be exercised, except with respect to Executive Officers, by a duly authorized delegate of the Committee.

6.Interpretation.

6.1The Committee has full authority to make determinations regarding the interpretation of the provisions of this Policy.

6.2This Policy is applicable to all Incentive Compensation awarded or granted beginning January 1, 2021.

6.3In the event of any conflict between the terms of this Policy and the terms of any Company plan, agreement, policy or arrangement under which Incentive Compensation has been granted or awarded, the terms of this Policy shall prevail.

6.4In the event that any provision of this Policy or any part hereof is found invalid, the remainder of this Policy will be binding on the parties hereto and will be construed as if the invalid provision or part thereof had been deleted from this Policy.

6.5This Policy shall not apply to employees categorized as Identified Staff who are subject to the Malus and Clawback Policy for Identified Staff Team Members. “Identified Staff” means individuals who have been classified as identified staff for the purposes of the remuneration codes of the UK Financial Conduct Authority, the remuneration rules of the UK Prudential Regulation Authority, the Investment Firms Prudential Rules of the UK Financial Conduct Authority, the EU Capital Requirements Directive, the EU Alternative Investment Fund Managers Directive, the EU Undertakings for Collective Investment in Transferable Securities Directive, the EU Investment Firms Directive, or any associated directives, regulations and implementing legislation, rules or guidance, in each case as amended or replaced from time to time.

6.6To the extent Section 409A of the Internal Revenue Code is applicable to any Award, this Policy does not authorize any offset or substitution that would not comply with such Section.

7.Amendment or Termination. The Board or the Committee shall have the right to amend or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company. Notwithstanding the authority of the Board or the Committee to amend this Policy, Wells Fargo’s Chief Human Resources Officer or the Head of Total Rewards, or such equivalent title, may amend the Policy to incorporate administrative revisions.

End of Form of Restricted Share Rights Award Agreement

For Grants on or after January 26, 2021